UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Coeur Mining, Inc.
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 2025 Proxy Statement Highlights  April 2025

 This presentation contains forward‐looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding corporate responsibility matters, advancement of strategic priorities, production levels, cash flow levels, growth, costs and expenses, capital expenditures, exploration efforts, expectations regarding performance from the Rochester expansion and risks associated with the continued integration following the recent acquisition of SilverCrest. Such forward‐looking statements involve known and unknown risks, uncertainties, and other factors which may cause Coeur's actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward‐looking statements. Such factors include, among others, the risk that the Rochester expansion project takes longer than expected to ramp up to full production rates, the risk that exploration efforts will not occur on a timely basis or require more capital than currently anticipated, the risk that anticipated production, cost and expense levels are not attained, expenditure levels at our Las Chispas, Palmarejo, Rochester, Wharf and Kensington mines are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the impact of tariffs and disruptions to our vendors, suppliers and the communities where we operate, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays, mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments, and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward looking statements. Coeur disclaims any intent or obligation to update publicly such forward‐looking statements, whether as a result of new information, future events, or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations, or statements made by third parties in respect of Coeur, its financial or operating results or its securities.  In connection with the solicitation of proxies, Coeur filed with the SEC and mailed to stockholders a definitive proxy statement dated April 2, 2025 (the “Proxy Statement”). The Proxy Statement contains important information about Coeur and its 2025 Annual Stockholders’ Meeting. Stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Coeur through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Coeur by contacting Investor Relations in writing at Coeur Mining, Inc., Investor Relations, 200 South Wacker Drive, Suite 2100, Chicago, IL 60606 or by telephone at (312) 489-5800. The Proxy Statement and other SEC filings are also available at www.coeur.com/investors/overview/. The contents of the web sites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also call our solicitors if they have questions or need assistance voting their shares, or with requests for additional copies of the proxy materials: Morrow Sodali LLC at (203) 658-9400.

 Relevant Terms  We use the following terms in this presentation and in the Proxy Statement to describe our operations and results, some of which are non-GAAP financial measures. Please see the applicable non-GAAP reconciliation tables in Appendix A to our 2025 Proxy Statement  Adjusted EBITDA  Earnings before interest, taxes, depreciation and amortization, adjusted to exclude items that may not be indicative of, or are unrelated to our core operating results, a non-GAAP measure  AIP  Coeur’s Annual Incentive Plan  Annual Meeting  2025 Annual Stockholders’ meeting to be held on May 13, 2025  Audit Committee  Audit Committee of the Board  Board  Coeur’s Board of Directors  CAS  Costs applicable to sales  CLD Committee  Compensation and Leadership Development Committee of the Board  Coeur or the Company  Coeur Mining, Inc.  EHSCR Committee  Environmental, Health, Safety and Corporate Responsibility Committee of the Board  Exec Committee  Executive Committee of the Board  F&T Committee  Finance and Technical Committee of the Board  GAAP  Generally Accepted Accounting Principles  GHG  Greenhouse Gas  HCM  Human Capital Management  LTIP or Plan  Coeur Mining, Inc. 2018 Long-Term Incentive Plan, as amended  NCG Committee  Nominating and Corporate Governance Committee of the Board  NEOs  Named Executive Officers  NYSE  New York Stock Exchange  PSUs  Performance share units issued under the LTIP  Record Date  March 19, 2025  ROIC  Return on invested capital  rTSR  Relative TSR  SAR  Stock Appreciation Rights  SEC  Securities and Exchange Commission  TSR  Total stockholder return   Adjusted EBITDA is a non-GAAP financial measure. See “Appendix A – Certain Additional Information” to our 2025 Proxy Statement for our results and reconciliations of GAAP to non-GAAP financial measures.   Our CAS per silver ounce and gold ounce metrics measure performance against a target based on the Board-approved budget set at the beginning of the year. In setting the goal and evaluating performance against it, items that arise during the year that were not contemplated by the budget, including variances between the actual realized metals prices and budget prices and variances in prices of diesel and cyanide, two of our most significant input commodities, whether having a positive or negative impact, are not factored into the calculation in order to ensure a consistent assessment of performance against budget. See “Appendix A – Certain Additional Information” to our 2025 Proxy Statement for our results reconciliations of GAAP to non-GAAP financial measures.

 2025 Annual Stockholders’ Meeting   4  Voting Matters  Proposal  Coeur Board Voting Recommendation  1  Election of 9 director nominees named in the proxy statement  FOR each nominee  2  Ratify the appointment of Grant Thornton LLP as Coeur’s independent registered public accounting firm for 2025  FOR  3  Approve an amendment to the Plan to extend the term of the Plan and increase the number of shares of common stock reserved for issuance under the Plan by 19 million  FOR  4  Vote on an advisory resolution to approve named executive officer compensation  FOR  Annual Meeting  Time and Date  8:00 a.m. Central Time on Tuesday, May 13, 2025  Place  Virtual - www.virtualshareholdermeeting.com/CDE2025   Record Date  March 19, 2025  Voting  Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

 Company Overview  Based on midpoint of guidance as published by Coeur on February 19, 2025. Based on spot price of $2,900 per ounce of gold and $32.00 per ounce of silver.  Headquartered in Chicago, IL, Coeur Mining (NYSE: CDE) is a growing, multi-asset precious metals producer with a focus on generating sustainable, high-quality cash flow from its North American asset base  U.S. organic growth offers unique near-term catalyst  NOT Linked: Excel > ADTV  Palmarejo  Rochester  Wharf  Silvertip  Kensington  Corporate Office  Las Chispas  Operating Mine  Exploration Project  Ag  ~33%  Au  ~67%  ~57%  ~43%  2025E1 Revenue Mix

 Human Capital Management  Based on 2023 Culture Survey results.  Diversity data as of December 31, 2023.  Coeur has long recognized that people and culture are key to achieving our strategic   goals. We aim to promote safety first and proactively develop our people while fostering  a healthy culture. Our leadership team regularly engages with employees to assess our  culture through surveys, town halls that provide opportunities for employees to ask  questions, and development programming, among other efforts. We also conduct  robust succession planning at all levels of the organization  Building on the results of our third biennial culture survey in 2023, we have focused on  making improvements to address employee responses. We anticipate conducting  another culture survey in 2025 to gather additional employee feedback

 Qualified and Skilled Board Nominees  We believe our Board should possess a combination of skills, professional experience and diversity of viewpoints to effectively oversee our business. Eight of nine director nominees are independent

 Qualified and Skilled Board Nominees (cont.)

 Governance & Executive Comp. Continuous Improvement  Corporate Governance Highlights and Best Practices   Ongoing Evolution of Executive Compensation Program

2024 Executive Compensation Philosophy

COEUR MINING®

- *Drive performance against critical strategic goals designed to create long-term stockholder value*
- *Pay our executives at a level and in a manner that attracts, motivates and retains top talent*

CEO



AIP 24%
LTIP 57%
Base Salary 19%
Total Variable Pay – 81%

NEO (Average)



AIP 23%
LTIP 53%
Base Salary 24%
Total Variable Pay – 76%
Peer Group Variable Pay Average – 70%

PROTECT	We are focused on safeguarding the safety and health of our employees, protecting the environments where we operate and practicing strong corporate governance. Our AIP rewards outstanding health, safety and environmental performance, and strong corporate governance practices to reflect this commitment.	EHS Scorecard	20% of AIP
DEVELOP	We endeavor to develop quality resources, grow and enhance our assets, pursue new opportunities, develop and grow our people, and build a solid technical foundation.	Three-Year Growth in Inferred Resources	50% of PSUs(1)
	Our LTIP award structure drives performance against these goals by tying a portion of our performance shares to increases in our inferred resources. In addition, our 2024 AIP Strategic Initiatives component included a metric of reserve growth at Kensington, our mine with the shortest mine life, and metrics tied to the ramp-up of the Rochester mine expansion.	Focus on Key Strategic Initiatives	20% of AIP
	Our AIP encourages development of our executives and employees by rewarding exemplary individual performance and growth.	Individual Component of AIP, except CEO	Varies by NEO
DELIVER	We strive to deliver impactful results through teamwork and act with integrity.	Cost Applicable to Sales	20% of AIP
	Our AIP rewards exemplary performance and impactful results.	Adjusted EBITDA	20% of AIP
	Both our AIP and LTIP reward achievement of operational and financial objectives and creation of long-term stockholder value, tying payouts to achieving production, cost and adjusted EBITDA targets, and effectively deploying capital.	Three-year Return on Invested Capital	50% of PSUs(1)
	Our clawback policy holds our executives accountable to act with integrity and in accordance with applicable laws in achieving the goals linked to our compensation programs.	Production	20% of AIP

(1) The two internal performance metrics are subject to a relative TSR modifier that adjusts payout up to +/- 25% based on TSR performance relative to the NYSE Arca Gold Miners Index.

NYSE: CDE 10

 2024 Executive Compensation Practices  What We Do  Pay for performance with strong alignment of realizable pay to TSR   Proactive stockholder outreach with meaningful compensation program changes made based on feedback   Differentiated metrics across AIP and LTIP   AIP metrics drive stockholder value, with rigorous goals tied to Board-approved budget and safety and environmental objectives   Majority of equity compensation in the form of performance shares with three-year cliff vesting tied to rigorous strategically aligned and value-driving internal performance metrics, with relative TSR as a modifier   Majority of compensation “at-risk”   Independent compensation consultant  Modest perquisites  “Double trigger” equity acceleration upon a change-in-control  Peer-leading Stock ownership guidelines for our directors and executive officers, including 6x base salary for CEO (the guidelines do not count unexercised stock options and unvested performance shares)   Clawback policy covering both financial restatements and misconduct and applying to annual incentive payouts along with both time-based and performance-based equity awards   Annual stockholder “say on pay” vote   100% of CEO AIP based on Company goals   What We Do Not Do  No hedging Coeur stock   No pledging Coeur stock   No excise tax gross-ups, tax gross-ups on perquisites or tax gross-ups applicable to change-in-control and severance payments   No holding Coeur stock in margin accounts   No employment contracts for NEOs other than CEO   No re-pricing of stock options or SARs without stockholder approval   No “single trigger” cash severance based solely upon a change-in-control of the Company

 2024 CEO Compensation Tied to Stockholder Returns  57% of compensation linked to stock performance  (Based 100% on   Company Performance)

2024 Compensation Results Aligned with Performance

	2024 Performance	2024 Compensation Result
Actual Pay Compared to Target	▶ 2024 gold production was above target while silver production was just below threshold. Overall safety and environmental performance for the year was strong and even though our TRIFR was best among U.S. companies according to MSHA data, there was zero payout on that metric because it was not as strong as our 2023 performance. 2024 gold costs per ounce were significantly better than target, while silver costs per ounce were higher than target driven by below-target silver production, which led to lower than planned adjusted EBITDA. Performance on key strategic initiatives was below target, driven by the timing of the Rochester expansion ramp-up. Finally, we announced the SilverCrest acquisition to create a global leader in the silver industry. ▶ For the three-year period ended December 31, 2024, we exceeded target performance in GHG net intensity reduction and achieved above-target growth in overall reserves and resources driven by solid results from our exploration program, offset by below-target ROIC and production from the new Stage VI leach pad.	▶ 2024 Corporate AIP payout of **99%** of target ▶ Three-year PSUs paid out at **57%** of target number of shares and 71% of target award value
LTIP – Performance Shares (60% of LTIP award)	▶ Below-target overall performance ▶ 8% increase in overall reserves and resources ▶ Mine-level ROIC performance of 13.8%, below target of 26.6% ▶ AgEq production from the new Stage VI leach pad at Rochester was below target driven by slight delays in the overall project timeline ▶ Exceeded three-year GHG net intensity reduction goal by achieving 38% reduction compared to target of 35%	▶ **57% of target overall payout** of PSU award for the 2022-2024 performance period ▶ **114% of target payout** of PSUs linked to reserve and resource growth (30% weighting) ▶ **0% of target payout** of PSUs linked to three-year ROIC (30% weighting) ▶ **0% of target payout** of PSUs linked to Rochester Stage VI Silver Equivalent Production (20% weighting) ▶ **114% of target payout** of PSUs linked to Three-Year GHG Net Intensity Reduction (20% weighting)
LTIP – Restricted Shares (40% of LTIP award)	▶ 75% one-year stock price increase in 2024	▶ Restricted shares vesting over three years granted in 2024 constituted 40% of the total LTIP award to NEOs; realizable value directly aligned with long-term stockholder value

NYSE: **CDE** 13

2024 Compensation Results Aligned with Performance

COEUR MINING®

	2024 Performance	2024 Compensation Result
AIP	▶ Strong overall safety and environmental performance, strong gold production and costs control, lower silver production and higher silver costs than planned, lower adjusted EBITDA than planned, and achievement of key strategic initiatives including the SilverCrest acquisition	▶ **99% of target overall payout** on corporate AIP objectives
	▶ Strong safety and environmental performance on key measures included in 2024 AIP EHS scorecard: above-target performance on permit discharge exceedances and increased Leadership in the Field interactions; below-target performance on key safety incident rate (TRIFR) based on very aggressive targets despite best employee TRIFR among peers at U.S. mines according to MSHA data	▶ **110% of target payout** overall for environmental and safety performance (20% weighting)
	▶ Gold production was above target while silver production was just below threshold	▶ **105% and 0% of target payout**, respectively, for gold and silver production (20% weighting)
	▶ Gold CAS performance outperformed target, while silver CAS performance did not meet target, with actuals at 95% and 103% of target, respectively, driven primarily by higher grade and recovery rates at Palmarejo and the successful completion of the Rochester expansion, and below target silver production	▶ **180% and 76% of target payout**, respectively, for gold CAS and silver CAS (20% weighting)
	▶ Adjusted EBITDA at 94% of target, driven by solid production and above-target silver costs	▶ **61% of target payout** for adjusted EBITDA (20% weighting)
	▶ Overall performance on key strategic initiatives below target, including the production ramp-up of the expanded Rochester operation and year-end proven and probable reserves at Kensington	▶ **83% of target payout** for strategic initiatives (20% weighting)
	▶ Strong execution on the acquisition of SilverCrest Metals Inc.	▶ **10%** credited to overall corporate AIP score

NYSE: CDE 14

 2024 CEO Compensation – Realized and Realizable Pay  Our NEO compensation program is structurally designed to be a strong performance-based program. 81% of our CEO’s compensation consists of fully at-risk short- and long-term incentives, including 57% denominated in long-term incentives designed to focus the CEO on Coeur’s long-term success and align fully with the stockholder experience.   The tables below compare total target direct pay for our CEO as of the grant date to the realized and realizable value of compensation during the last three years and compared to stockholder return on investment. The analysis is based on the return on a $100 investment by a stockholder at the start of a period compared to realized/realizable CEO compensation against $100 of total target direct compensation in each year1.  Total target direct pay includes annualized salary, target AIP, long-term incentive grant of PSUs and restricted stock. Realized and realizable pay includes salary, actual AIP paid, and the market value of unvested PSUs and restricted stock (assuming PSUs vest at target for 2023 and 2024 grants, actual of 57% for 2022 cycle). Equity valued as at December 31, 2024 close stock price.  CEO  Stockholder  2022  $89  $113  2023  $131  $170  2024  $154  $175  Value of $100

 Continued Strong Stockholder Engagement in 2024  What We Heard from Stockholders  What We Did  Advance Company priorities, initiatives and disclosures  Published our fifth consecutive responsibility report in April 2024 enhancing and increasing disclosures aligned with TCFD, SASB and GRI indicators while reporting progress against specific, objective goals   Completed six site-level projects to reduce energy and emissions, and successfully negotiated a cost-effective increase in green power supply to our Rochester mine in Nevada   20% of AIP focused on safety and environmental metrics and initiatives   Further Board refreshment with the additions of two new directors – Pierre Beaudoin and N. Eric Fier – with highly relevant skills, backgrounds and experiences   Adopted and rolled out a biodiversity standard and formally adopted the Global Industry Standard on Tailings Management  Link executive compensation program to drive long-term stockholder value  Maintained core measures of our performance share program as key drivers of stockholder value, with metrics tied to growth in mineral resources and ROIC; retained relative TSR as a modifier  Emphasize culture and human capital management  Completed internal culture survey, which once again showed strong results; developed plans to address areas of opportunity for improvement based on survey results  Include directors in stockholder engagement calls  Our independent directors, including the chairs of our Board committees, are made available to engage directly with stockholders as part of our annual stockholder outreach program

 Risk Oversight  The Board takes an active approach to its role in overseeing the development and execution of the Company’s business   strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and Committee structure,   which is designed so that the full Board properly considers and evaluates potential risks under the guidance of the Chairman of the Board and further considers and evaluates certain risks at the Committee level.  As part of our regular policy review process, we update our governance policies and sponsor regular employee trainings to   underscore the importance of continued strong risk oversight. In addition, the Board annually evaluates the operation and effectiveness of the Board of Directors, its Committees and the Chairman of the Board. That evaluation includes consideration of whether the Board has examined the key risks to the Company’s strategy and business plan.  While the Board has overall responsibility for Company risk, the Board has delegated oversight of certain categories of risk to the Audit Committee, the CLD Committee, the EHSCR Committee, the F&T Committee and the NCG Committee, with the aim that delegated categories of risk are treated with appropriate expertise, attention and diligence. Each committee also provides regular reporting on their work to the Board.   The Board is responsible for overseeing the principal risks facing Coeur and has a comprehensive and multi-faceted  approach to risk oversight. The Board is also responsible for overseeing management’s implementation of appropriate  systems to identify, report and manage the principal risks of Coeur’s business, including but not limited to:  Management succession planning and human capital management  Major project execution  Cybersecurity  Corporate responsibility risks  Strategic asset portfolio optimization  Commodity price volatility  Balance sheet management and access to capital  Public policy and regulatory changes

 Corporate Responsibility Highlights

Corporate Responsibility

COEUR MINING®

Our corporate responsibility strategy and priorities are rooted in long-term value creation and risk management, as exemplified by our recent accomplishments

Achieved **more than 35% reduction** in GHG emissions net intensity compared to the base year[1]

Tied executive compensation and individual incentive programs **to GHG goals**

Sourced cost-effective **renewable power** for Rochester and Wharf

Implementing Global Industry Standard on Tailings Management across all sites

MSCI ESG RATINGS A

CCC | B | BB | BBB | A | AA | AAA

As of 2022, Coeur received an MSCI **ESG Rating** of "**A**"[2]

Coeur is ranked **first** among U.S. peers with the **lowest Total Reportable Injury Frequency Rate** in 2024[3]

ESR Empresa Socialmente Responsable

Coeur Mexicana is a **13-time recipient** of Empresa Socialmente Responsable distinction


COEUR MINING
BIODIVERSITY
MANAGEMENT
STANDARD

Adopted **biodiversity management standard** to identify and mitigate impacts throughout all mining phases

Active Board refreshment including **four new directors** in the **last three years**

ISS QualityScore GOVERNANCE 1
Highest Rating By INSTITUTIONAL SHAREHOLDER SERVICES

ISS **QualityScore** of "1" for Governance (Highest Possible)

Mitch Krebs, Chairman, President & CEO, served as **Chair of NMA ESG** Task Force and as **Chair of NMA**

2024 **Winner**
Best Compliance and Ethics Program (small/mid-cap) and Best Proxy statement (mid-cap), Corporate Secretary

(1) Base year GHG intensity is 14.21 kg CO_2e/ton processed. This value is calculated using an average of 2018 and 2019 emissions and production values.
(2) For more information on MSCI ESG Ratings, please visit https://msci.com/notice-and-disclaimer.
(3) Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics.

NYSE: CDE 19

 What Matters to Coeur: 2024 Goals and Priorities  In 2024, we made substantial progress on many of our corporate responsibility goals and priorities, including:  Maintaining our peer-leading corporate governance  Increasing disclosures in line with leading disclosure frameworks  Conducting a comprehensive assessment, successive to the 2021 assessment, to maintain alignment with emerging trends and stakeholder expectations  Continuing our efforts towards reducing net intensity of GHG emissions with a focus on cost-effective renewable energy at our operations  Implementing the requirements of the Global Industry Standard on Tailings Management (GISTM) across sites  Achieving or making progress on other short- and long-term corporate responsibility goals, such as improving the quality of Leadership in the Field interactions, sustaining a low frequency of environmental incidents, and further supporting our biodiversity management  Providing career progression and unique internal development programs like IMPACT to invest in, develop and retain future Company leaders  Offering synchronous and asynchronous trainings and fostering a workplace that further develops our talent pipeline by making Coeur an attractive place to work for the widest group of qualified people  Continuing to engage with stockholders about corporate responsibility issues so that our initiatives, priorities and reporting are aligned with their priorities

 Continued Focus on Employee Success  Our purpose statement, We Pursue a Higher Standard, and our leadership   principles are the foundation upon which we evaluate employee success:  We invest in talent development through structured training programs, leadership coaching and comprehensive feedback mechanisms. Our commitment to career advancement creates a strong value proposition for our workforce.

 Robust Succession Planning & Employee Development  Continued Focus on People and Culture (cont.)  Our organization-wide succession planning process supports business continuity and leadership readiness.  We conduct robust succession planning throughout the entire organization each year through structured action plans, talent assessments and development initiatives. Plans are made to equip high-potential employees with the skills needed for future leadership roles.  Senior leadership and our Board regularly review succession plans, with dedicated discussions in executive sessions to take a strategic approach to talent management.   In-depth discussions occur multiple times per year in meetings of the Board, CLD Committee and NCG Committee, including in executive sessions to foster candid conversations.   Directors have regular and direct exposure to senior leadership and employees during Board and committee meetings and through other informal meetings and events held during the year.   Over 30 meetings on succession with site and corporate Leaders  Discussions include development planning and workforce Planning with site HRMs & GMs  Meetings with each functional manager, VP, SVP to roll-up summary to CEO and ultimately the December board discussion

 Industry-Leading Safety Performance  Coeur has been certified in the National Mining Association’s CORESafety program since 2017 and completed its recertification in July 2021  Lost-Time Injury Frequency Rate  Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics. Injuries per 200,000 employee-hours worked.  Includes both Coeur employees and contract workers.  MSHA data January to September 2024 (preliminary).  Total Reportable Injury Frequency Rate  Industry average1  Coeur Mining2  Industry average1  Coeur Mining2  Coeur’s injury frequency rate remains significantly below industry averages, resulting in the lowest Total Reportable Injury Frequency Rate and safest company according to MSHA among peers in 2024  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  3  3

Precious Metals Are *Coeur* to Everyday Life

COEUR MINING®

Coeur is an important part of the supply chains for gold and silver. Due to their unique properties, gold and silver have numerous innovative uses that shape the way we live today and enable a more sustainable, healthier tomorrow

Au

Coeur's Las Chispas, Palmarejo, Rochester, Kensington and Wharf mines produce gold, which is a critical component of:

Medical Devices
COVID-19 diagnostic test kits, pacemakers, CAT scan equipment and others

Electronics
Nanotechnology and touch screen monitors

Electrification Devices
Batteries and solar panels

Transportation
GPS technology and catalytic converters in motor vehicles & electric vehicle circuit boards

Ag

Coeur's Las Chispas, Palmarejo and Rochester mines produce silver, which is a critical component of:

Medical Devices
Bandages, pharmaceuticals and anti-microbial coating for equipment

Renewable Energy
Photovoltaic cells in solar panels

Transportation
Electric vehicle controls and charging stations; multifunctional automotive glass

Household Items
Mirrors, clothing, jewelry, "smart" home systems

Public Health
Water purification systems

Source: Mining Association of Canada, MineralsMakeLife.org, The National Mining Association and The United States Geological Survey (USGS).

NYSE: CDE 24

Appendix

 Executive Leadership  Mitchell J. Krebs – Chairman, President and Chief Executive Officer. During his twenty-year tenure with Coeur, Mr. Krebs has led nearly $2 billion in capital raising and debt restructuring activities and has facilitated over $4 billion of acquisitions and divestitures. Mr. Krebs was previously Coeur‘s Chief Financial Officer from March 2008 to July 2011 and held various positions in the corporate development department, including Senior Vice President of Corporate Development. Mr. Krebs previously served as the Chairman of The National Mining Association from September 2002 to September 2024 and as the former Chair of the ESG Task Force. Mr. Krebs previously served as a Director of Kansas City Southern Railway Company from May 2017 to April 2023 and is a past President of The Silver Institute.  Thomas S. Whelan – Senior Vice President and Chief Financial Officer. Prior to joining Coeur, Mr. Whelan served as CFO of Arizona Mining Inc. from September 2017 to August 2018, when the company was acquired from South32 Limited. Previously, Mr. Whelan served as CFO for Nevsun Resources Ltd. from January 2014 to August 2017. He is a chartered professional accountant and was previously a partner with the international accounting firm Ernst & Young (“EY”) LLP where he was the EY Global Mining & Metals Assurance sector leader, the leader of the EY Assurance practice in Vancouver and previously EY’s Canadian Mining & Metals sector leader. Mr. Whelan graduated with a Bachelor of Commerce from Queen’s University. Mr. Whelan has served as a member of the board of directors of Highlander Silver Corp., a precious metals exploration company, since October 2024.  Michael “Mick” Routledge – Senior Vice President and Chief Operating Officer. Mr. Routledge has over 25 years’ experience with Rio Tinto in various roles beginning in 1987, including as the Chief Operating Officer (2011-2012) and Vice President HSE, Projects & Operational Value (2012-2014) of the Kennecott Utah Copper mine business and served as the Chief Operating Officer of Asahi Refining from 2015 to 2017. He served as Senior Director of Operational Excellence at Anagold Madencilik, a subsidiary of Alacer Gold Corp., a gold producer which merged with SSR Mining Inc. in the fall of 2020. Most recently, Mr. Routledge served as the Vice President of Major Projects and Studies of Alacer Gold Corp. from February 2020 until May 2020. Mr. Routledge currently chairs the Health & Safety Division Executive Committee for the Society for Mining, Metallurgy & Exploration board. He received an undergraduate degree from the University of Sunderland, England in Electrical and Control Engineering and received his MBA with a focus on business and strategic transformation from Henley Management College in England.  Casey M. Nault – Senior Vice President, General Counsel, Secretary. Mr. Nault has approximately 25 years of experience as a corporate and securities lawyer, including prior in-house positions with Starbucks Corporation and Washington Mutual, Inc. and law firm experience with Gibson, Dunn & Crutcher. His legal experience includes securities compliance and SEC reporting, corporate governance and compliance, mergers and acquisitions, public and private securities offerings, other strategic transactions, general regulatory compliance, cross-border issues, land use and environmental issues, and overseeing complex litigation. In addition to leading the legal function, Mr. Nault also has executive responsibility for several other corporate functions including compliance, corporate responsibility, internal audit, cybersecurity and IT infrastructure, government affairs, communications and land management.  Aoife M. McGrath – Senior Vice President, Exploration. Ms. McGrath has over 20 years of mining industry experience, spanning all stages of exploration from greenfield works to continental-scale exploration programs. Most recently, Ms. McGrath served as Vice President Exploration, Africa and Middle East at Barrick Gold Corp. Prior to that time, she served as head of Exploration and Geology for Beadell Resources Limited as well as serving in various roles at Alamos Gold Inc., including Director, Exploration and Corporate Development and Vice President, Exploration. She holds a Master of Science in Mineral Exploration from the University of Leicester as well as a Master of Science in Engineering Geology from the Imperial College London.  Emilie C. Schouten – Senior Vice President and Chief Human Resources Officer. Ms. Schouten has over 20 years of experience in Human Resources, starting her career at General Electric, where she graduated from GE’s Human Resources Leadership Program. After 6 years as an HR Manager with GE, her division was acquired by the world’s largest electrical distribution company, Rexel, and Ms. Schouten went on to become the Director of Training and Development. Ms. Schouten has a B.A. in Sociology from Michigan State University and a M.S. in Industrial Labor Relations from University of Wisconsin-Madison.

 Board of Directors  Mitchell J. Krebs – Chairman, President and Chief Executive Officer. See prior slide.  J. Kenneth Thompson – Independent Lead Director. Former Chairman of the board of directors of Pioneer Natural Resources Company (oil and gas), former member of the board of directors of Alaska Air Group, Inc.(1) (parent company of Alaska Airlines, Hawaiian Airlines and Horizon Air), and former Lead Independent Director of Tetra Tech, Inc. (engineering consulting). President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China, and Singapore from 1998 to 2000. Mr. Thompson was a National Association of Corporate Directors Directorship 100 honoree in 2019.  Linda L. Adamany – Independent Lead Director and Chair of the Nominating and Governance Committee of Jefferies Financial Group (formerly known as Leucadia National Corporation), a diversified holding company engaged in a variety of businesses, since March 2022, and Board member since March 2014, and an Independent Member of the board of directors and chair of the Remuneration Committee of Jefferies International Limited, a wholly-owned subsidiary of Jefferies Financial Group Inc., since March 2021; non-executive director of BlackRock Institutional Trust Company since March 2018; non-executive director and chair of the Compensation Committee of Vitesse Energy, Inc. since January 2023; non-executive director of the Wood plc from October 2017 to May 2019; non-executive director of Amec Foster Wheeler plc, an engineering, project management, and consultancy company, from October 2012 until the Company was acquired by Wood plc in October 2017; member of the board of directors of National Grid plc, an electricity and gas generation, transmission, and distribution company, from November 2006 to November 2012. Served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc's Refining & Marketing segment, a $45 billion business at the time. She was selected as one of Women Inc. Magazine's 2018 Most Influential Corporate Directors.  Pierre Beaudoin – Chairman of the board of directors of Radisson Mining Resources, Inc. (gold exploration company in Canada) since July 2024 and a member of the board since September 2021. Mr. Beaudoin is a mineral processing professional with over 40 years of international operating and project development experience. Mr. Beaudoin joined the board of directors of SilverCrest Metals, Inc. in June 2018 and subsequently became its Chief Operating Officer in November 2018, until Coeur’s acquisition of SilverCrest in February 2025. During his five years in the role, he successfully led the technical studies, build and ramp-up of the Las Chispas operation. Mr. Beaudoin previously worked as both Chief Operating Officer and Senior Vice President of Capital Projects with Detour Gold Corporation (gold mining company) from January 2013 to July 2017 and January 2010 to December 2012, respectively, Served in various roles over a 16-year career with Barrick Gold Corporation, including in capital projects and management roles from September 2004 to January 2010.  Paramita Das – Serves as Chief Strategy Officer and Senior Advisor to the Chief Executive Officer of Stardust Power Inc. (manufacturer of battery-grade lithium products) since September 2024. Previously, Ms. Das served as the Global Head of Marketing, Development and ESG (Chief Marketing Officer) Metals and Minerals at Rio Tinto from June 2022 to February 2024; President of Rio Tinto Nickle Inc., President and CEO of Alcan Primary Products Company, LLC and a member of the Board of Directors of Rio Tinto Services Inc. from July 2019 to September 2023 and General Manager, Marketing and Development, Metals, and Head of the Chicago Commercial Office, Rio Tinto from 2018 to 2021. Ms. Das served as Chief of Staff/Group Business Executive to the Rio Tinto Group CEO from 2016 – 2017. Ms. Das is a member of the board of directors of Genco Shipping & Trading Limited, a drybulk shipowner focused on global transportation of commodities, since March 2024 and a member of the board of directors of Toromont Industries, Ltd., a specialized equipment company, since November 2024. Ms. Das is a former Board member of World Business Chicago from 2020 – 2022; Chicago Children’s Museum from 2019 – 2021 and UN Woman – USNC from 2014 to 2017. Ms. Das received a bachelor’s degree in Architectural Engineering in 2001, and MBA in 2004 and additional post-graduate studies in Strategy and Finance in 2014.  (1) Mr. Thompson plans to retire from his directorship with Alaska Air Group, Inc. in May 2025 following Alaska Air Group, Inc.’s annual shareholder meeting.

 Board of Directors (cont.)  N. Eric Fier – Mr. Fier is a Certified Professional Geologist (USA) and Engineer (Canada) with over 35 years of experience in the international mining industry, including exploration, acquisition, development and production of numerous mining projects in the U.S., Guyana, Chile, Brazil, Central America, Mexico, Peru, Africa and Asia. He has in-depth knowledge of project evaluation and management, reserve estimation and economic analysis, construction, and operations management. Mr. Fier served as Founder, Chief Executive Officer and Director of SilverCrest Metals, Inc. until Coeur’s acquisition of SilverCrest in February 2025. He previously worked as Senior Engineer and Chief Geologist with Pegasus Gold Corp., from June 1985 to May 1995, Senior Engineer & Manager with Newmont Mining Corp. from June 1995 to August 1996 and from 1999 to 2000, and Project Manager with Eldorado Gold Corp. from September 1996 to May 1998. He is currently the Non-Executive Chairman of Mako Mining Corp. (gold mining company) since July 2024, and previously served as Executive Chairman of Goldsource Mines, Inc. (gold mining company) from January 2018 until the company’s acquisition by Mako Mining Corp.  Jeane L. Hull – Ms. Hull has over 35 years of mining operational leadership and engineering experience, most notably holding the positions of Chief Operating Officer for Rio Tinto plc at the Kennecott Utah Copper Mine and Executive Vice President and Chief Technical Officer of Peabody Energy Corporation. She also held numerous management engineering and operations positions with Rio Tinto affiliates. Prior to joining Rio Tinto, she held positions with Mobil Mining and Minerals and has additional environmental engineering and regulatory affairs experience in the public and private sectors. Ms. Hull currently serves as a member of the Board of Directors of Eprioc AB since January 2018, Hudbay Minerals since June 2023, and Wheaton Precious Metals Corporation since May 2023. She previously served on the boards of Cooper Mountain Mining Corp., Trevali Mining Corporation, Pretium Resources Inc., Interfor Corporation and Cloud Peak Energy Inc. Ms. Hull also served on the Advisory Board for South Dakota School of Mines and Technology for over ten years.  Eduardo Luna – Non-Executive Chairman of the Board of Rochester Resources Ltd. (junior natural resources company with assets in Mexico) since March 2018 and member of the board of directors of Vizsla Silver Corp. (junior natural resources company) since November 2023. Mr. Luna has spent over forty years in the precious metals mining industry and has held prior senior executive and board positions at several companies including Industrial Peñoles, Goldcorp Inc., Luismin SA de CV, Wheaton River Minerals Ltd., Alamos Gold Inc., Dyna Resource, Inc. and Primero Mining Corp. He is also a former member of the Board of Directors of Wheaton Precious Metals Corp. Mr. Luna is the former President of the Mexican Mining Chamber and a former President of the Silver Institute. He was inducted into the Mexico Mining Hall of Fame and serves as Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato where he received a degree in Mining Engineering.  Robert E. Mellor – Independent Chairman of the board of Monro, Inc. (auto service provider) since June 2017, and appointed Interim Chief Executive Officer from August 2020 to April 2021. Previously Mr. Mellor was lead independent director from April 2011 to June 2017 and a member of the board of directors since August 2010; Former Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; former member of the board of directors of CalAtlantic Group, Inc. (national residential home builder) from October 2015 to February 2018, when CalAtlantic was acquired by Lennar Corporation; former member of the board of directors of the Ryland Group (national home builder, merged with another builder to form CalAtlantic) from 1999 to October 2015; and former member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) from March 2010 until December 2015 when it merged with another company. He was named a 2020 National Association of Corporate Directors Directorship 100 honoree.

 Contact Information  Corporate Office  Coeur Mining, Inc.  200 S. Wacker Drive, Suite 2100 Chicago, IL 60606  Main Telephone  +1 (312) 489-5800  Stock Ticker  CDE: NYSE  Website  www.coeur.com  Contact  Jeff Wilhoit  Senior Director, Investor Relations  investors@coeur.com